                                                                      Exhibit 99

--------------------------------------------------------------------------------
                                 NEWS RELEASE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          Northern Trust Corporation
                            50 South LaSalle Street
                            Chicago, Illinois 60675
                 Contact: Laurie McMahon, Investor Relations
                               (312) 444-7811 or
                         Sue Rageas, Public Relations
Release #01514                  (312) 444-4279      http://www.northerntrust.com
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------

NORTHERN TRUST CORPORATION REPORTS RECORD 2000 FOURTH QUARTER EARNINGS OF $.54 PER SHARE, UP 17%.

(Chicago, January 16, 2001) Northern Trust Corporation reported record net income per share of $.54 for the fourth quarter, an increase of 17% from the $.46 per share earned a year ago. Net income increased 18% to a record $125.5 million from the $106.0 million earned in the fourth quarter of last year. This performance resulted in a return on average common equity of 21.8%.

     Full year net income per common share was also a record and reached $2.08 compared to $1.74 in 1999, an increase of 20%. Net income of $485.1 million in 2000 also increased 20% from $405.0 million earned last year. This performance resulted in a return on average common equity of 22.1% for the year.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "We are pleased to report record performances for the quarter and the year. This represents our thirteenth consecutive year of record earnings. The very strong finish to the year and our continued success in winning new business position us well for 2001. Both our personal and our corporate and institutional businesses continued to show excellent growth in the fourth quarter, combining to produce a 13% increase in revenues, which included strong increases in trust

                                    -more-
fees, foreign exchange and net interest income. The successful management of our business is reflected in a 160% productivity ratio for the year, an all-time high. The record earnings performance was particularly gratifying considering the challenges created by both the slowing economy and lower equity markets during the latter part of the year. Trust assets under administration grew to $1.68 trillion, up 9.5% since December 31, 1999, but declined slightly since September 30, 2000 as the impact of new business was offset by lower equity markets. Assets under management grew $38.9 billion since last year to $338.0 billion and were essentially unchanged since September 30, 2000. Although we enter 2001 in a more difficult economic and market environment, we believe that our consistent focus on serving Northern Trust's targeted markets will continue to provide excellent opportunities for growth."

                     FOURTH QUARTER PERFORMANCE HIGHLIGHTS

     Revenues increased 13% to a record $549.7 million. Trust fees grew 12% to $304.9 million in the quarter compared to $271.1 million in the fourth quarter of last year. The increase in trust fees from a year ago was lowered by an $11.7 million decline in performance-based incentive fees for several Northern Trust Global Advisors "manager of manager" funds. The performance-based fees are largely offset by performance-based incentive payments to the sub-advisors of these funds, which are reflected in other operating expenses. Excluding the effect of these performance-related fees in both periods, trust fees would have increased 18%. Trust fees represented 55% of total fourth quarter 2000 revenues and fee-related income represented 71% of total revenues.

     Trust fees from Personal Financial Services (PFS) in the quarter increased 12% and totaled $156.6 million compared to $139.6 million in the year-ago quarter. Excluding performance-related fees, PFS trust fees increased 21%. Trust fee growth resulted from continued strong new business throughout Northern Trust's national PFS network. The Wealth Management Group continued to produce excellent results, with trust fees increasing 21%, and now administers $61.4 billion in assets worldwide, up 17.5% from last year.

                                    -more-

     Northern Trust now has 81 Personal Financial Services offices in twelve states, up from 62 offices in five states at the end of 1997. Total personal trust assets under administration increased to $168.8 billion at December 31, 2000, up 11.0% from December 31, 1999. Of these assets under administration, $98.1 billion is managed by Northern Trust, up 7.1% from one year ago.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 13% (14% when adjusted to exclude NTGA performance-based fees) to $148.3 million compared to $131.5 million in the year-ago quarter, reflecting strong new business. C&IS trust fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients worldwide. Custody fees increased to $53.4 million, reflecting strong new business, while fees from asset management increased to $43.4 million. Securities lending fees declined $3.7 million to $24.4 million from the year-ago quarter. The decrease in securities lending fees was due primarily to lower spreads earned on the investment of collateral compared to the fourth quarter of 1999. The unusually high spreads in the prior year were the result of the uncertainty surrounding the impact of the cross-over into Year 2000 and the risk premium demanded by the credit markets for investments having a 2000 maturity date. Strong new business results increased fees generated by Northern Trust Retirement Consulting, L.L.C., to $17.6 million, up 37% from last year's fourth quarter.

     Total C&IS trust assets under administration increased to $1.51 trillion at December 31, 2000, up 9.3% from December 31, 1999. Of the C&IS trust assets under administration, $239.9 billion is managed by Northern Trust, up 15.6% from December 31, 1999. Trust assets under administration includes $385.3 billion of global custody assets.

     Foreign exchange trading profits were $39.0 million for the quarter, up 38% or $10.8 million from the fourth quarter of 1999. The current year quarter benefited from market volatility

                                    -more-
in the major currencies, particularly the continued volatility in the euro, as well as growth in global assets under custody and a higher level of client transaction volumes.

     Total treasury management revenues, which include both fees and the computed value of compensating deposit balances, totaled $27.3 million, up 8% from last year's fourth quarter. The fee portion of these revenues in the quarter was $18.1 million, up 9% from $16.7 million in the comparable quarter last year. Security commissions and trading income was $8.4 million compared to $8.2 million from last year. Other operating income was $19.2 million for the fourth quarter compared with $15.7 million in the same period of last year. The increase resulted primarily from higher trust deposit-related revenues and loan service fees.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled a record $159.9 million, up 8% from the $148.2 million reported in the prior year quarter. The increase in net interest income reflects 16% growth in average earning assets and an 8% increase in noninterest-related funds, primarily demand deposits and equity. The asset growth included a 14% or $2.2 billion increase in loans and leases. Securities increased 33% or $2.4 billion due to a higher level of investments in short-term U.S. agency securities which was partially offset by a $229 million decrease in money market assets. The net interest margin narrowed to 1.96% versus 2.09% in the year-ago quarter due primarily to the increase in short-term, lower-margin securities and a greater reliance on interest-related funding sources.

     Nonperforming assets of $78.5 million at December 31, 2000 were essentially unchanged from $78.8 million at September 30, 2000 and up from $60.6 million at December 31, 1999. The increase from last year reflects the impact in the third quarter of one commercial loan to a company that filed for Chapter 11 reorganization.

                                    -more-

     The provision for credit losses was $5.0 million in the quarter compared to $6.5 million for the same quarter last year and $5.0 million in the third quarter this year. Net charge-offs totaled $.1 million compared to $.5 million in the year ago quarter. The credit provision, net of charge-offs, resulted in a reserve for credit losses of $162.9 million, representing a reserve to loan ratio of .90% at December 31, 2000 compared to .89% at September 30, 2000. Nonaccrual loans of $76.3 million at quarter-end represent .42% of total loans and were covered 2.1 times by the reserve.

     Noninterest expenses totaled $342.3 million for the quarter, an increase of 10% from the $310.8 million in the year-ago quarter. Approximately 45% of the increase in noninterest expenses related to compensation and employee benefits and was primarily attributable to staff growth and merit increases, partially offset by lower incentive-based pay. Staff levels increased from one year ago to support growth initiatives and strong new business in both PFS and C&IS. Staff on a full-time equivalent basis at December 31, 2000 totaled 9,466, up 10% from 8,583 at December 31, 1999.

     The balance of the expense growth reflects increased costs associated with technology investments, including e-commerce initiatives, business promotion, co-administration services provided to the two mutual fund families, PFS office expansion, and operating costs relating to the significant growth in transaction volumes partially offset by lower sub-advisor performance-based incentives. Also, as a result of the rapid growth in Northern Trust's global business, London-based personnel increased by 13% to over 600 staff during the year. In response to this growth, Northern Trust entered into a lease for additional space which will allow for the relocation of the majority of the staff to a larger facility during 2002. This decision resulted in a $3.8 million charge in the quarter relating to the estimated cost to exit an existing location.

                                    -more-

                                 BALANCE SHEET

     Balance sheet assets averaged $36.1 billion for the quarter, up 16% from last year's fourth quarter average of $31.1 billion, primarily reflecting growth in loans and securities. Loans and leases averaged $17.4 billion for the quarter, an increase of $2.2 billion or 14%. Reflecting strong growth in lending to Wealth Management and private banking clients, personal loans increased $632 million or 39% to average $2.2 billion for the quarter. Residential mortgages increased $536 million or 9% to average $6.7 billion for the quarter and represented 39% of the total loan portfolio. Commercial and industrial loans averaged $4.8 billion during the quarter compared to $4.5 billion in the fourth quarter of 1999. The securities portfolio increased 33% to $9.7 billion on average during the period while money market assets averaged $5.4 billion in the quarter, down 4% from last year.

     Common stockholders' equity averaged $2.3 billion, up 12% from last year's fourth quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 260,981 shares at a cost of $21.8 million. An additional 7.1 million shares may be purchased after December 31, 2000 under the current share buyback program.

                      PERFORMANCE HIGHLIGHTS - FULL YEAR

     Net income per common share increased 20% to $2.08 in 2000. Net income also increased 20% to $485.1 million compared with $405.0 million last year and resulted in a return on average common equity of 22.1% and a productivity ratio of 160%.

     Total revenues increased 20% from 1999 levels. Trust fees totaled a record $1.2 billion, up 23% from $974.2 million last year. Net new annualized recurring trust fees sold totaled approximately $89 million in PFS and $79 million in C&IS for 2000. Foreign exchange trading profits totaled a record $152.7 million, up 42% from last year's performance. Treasury

                                    -more-
management revenues from both fees and the computed value of compensating deposit balances increased 8% to $107.2 million. Net interest income, stated on a fully taxable equivalent basis, totaled $621.9 million, up 12% from $557.4 million reported last year.

     The $24.0 million provision for credit losses was $11.5 million higher than the $12.5 million provision required in 1999. Net charge-offs totaled $12.0 million and represented .07% of average loans compared to $8.4 million or .06% of average loans in 1999. Noninterest expenses increased $226.5 million, or 20%, and totaled $1.35 billion compared to $1.13 billion a year ago.

                          FORWARD-LOOKING STATEMENTS

     This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, credit quality, planned capital expenditures and technology spending, and the effect of various matters (including changes in accounting standards) on Northern Trust's business. Actual results could differ materially from those indicated by these statements. Northern Trust Corporation's 1999 Annual Report to Stockholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, Northern Trust's success in executing various parts of its business plans, technology risks and risks associated with changes in the regulatory framework resulting from enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and factors. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

                                    -more-

              WEBCAST OF FOURTH QUARTER EARNINGS CONFERENCE CALL

     Northern Trust's fourth quarter earnings conference call will be webcast live on Tuesday, January 16, 2001. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer's comments. The live call will be conducted at 11 a.m. CST and is accessible on Northern Trust's web site at:

     www.northerntrust.com/investor_relations/financial_releases

A replay will be available beginning at 1:00 p.m. CST on January 16, 2001 until 6:00 p.m. January 23, 2001. Participants will need RealPlayer(tm) software which can be downloaded free through Northern's web site. This earnings release can also be accessed at the above web address.

                                     / / /

                         NORTHERN TRUST CORPORATION                       Page 1
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
----------------------------------------------

                                                                 FOURTH QUARTER
                                                     ------------------------------------------
                                                        2000          1999        % Change (*)
                                                     ------------------------------------------
Noninterest Income
     Trust Fees                                      $  304.9       $  271.1            12%
     Foreign Exchange Trading Profits                    39.0           28.2            38
     Treasury Management Fees                            18.1           16.7             9
     Security Commissions & Trading Income                8.4            8.2             2
     Other Operating Income                              19.2           15.7            23
     Investment Security Transactions                     0.2            0.5           N/M
                                                     --------       --------         -----
Total Noninterest Income                                389.8          340.4            15
Interest Income (Taxable Equivalent)                    558.4          434.0            29
Interest Expense                                        398.5          285.8            39
                                                     --------       --------         -----
Net Interest Income (Taxable Equivalent)                159.9          148.2             8

Total Revenue (Taxable Equivalent)                      549.7          488.6            13

Noninterest Expenses
     Compensation                                       174.5          162.3             8
     Employee Benefits                                   25.3           23.2             9
     Occupancy Expense                                   22.5           19.5            16
     Equipment Expense                                   18.6           16.4            13
     Other Operating Expenses                           101.4           89.4            13
                                                     --------       --------         -----
Total Noninterest Expenses                              342.3          310.8            10

Provision for Credit Losses                               5.0            6.5           (23)
Taxable Equivalent Adjustment                            14.3            9.9            44
                                                     --------       --------         -----
Income before Income Taxes                              188.1          161.4            17
Provision for Income Taxes                               62.6           55.4            13
                                                     --------       --------         -----
NET INCOME                                           $  125.5       $  106.0            18%
                                                     ========       ========         =====
Net Income Per Common Share
     Basic                                           $   0.56       $   0.47            19%
     Diluted                                             0.54           0.46            17

Return on Average Common Equity                         21.77%         20.57%
Average Common Equity                                $2,266.7       $2,018.0            12%
Return on Average Assets                                 1.38%          1.35%

Common Dividend Declared per Share                   $  0.155       $  0.135            15%
Preferred Dividends (millions)                            1.5            1.3            13

Average Common Shares Outstanding (000s)
     Basic                                            220,890        221,351
     Diluted                                          230,913        229,526
Common Shares Outstanding (EOP)                       222,232        222,162

(N/M)  Not Meaningful
  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.
Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

                          NORTHERN TRUST CORPORATION                      Page 2
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
----------------------------------------------

                                                                                 TWELVE MONTHS
                                                               -----------------------------------------------
                                                                  2000               1999         % Change (*)
                                                               -----------------------------------------------
Noninterest Income
     Trust Fees                                                $  1,201.2         $    974.2                23%
     Foreign Exchange Trading Profits                               152.7              107.7                42
     Treasury Management Fees                                        71.5               67.9                 5
     Security Commissions & Trading Income                           34.3               30.2                13
     Other Operating Income                                          77.1               54.5                42
     Investment Security Transactions                                 0.2                0.7               N/M
                                                               ----------         ----------        ----------
Total Noninterest Income                                          1,537.0            1,235.2                24

Interest Income (Taxable Equivalent)                              2,064.4            1,607.2                28
Interest Expense                                                  1,442.5            1,049.8                37
                                                               ----------         ----------        ----------
Net Interest Income (Taxable Equivalent)                            621.9              557.4                12

Total Revenue (Taxable Equivalent)                                2,158.9            1,792.6                20

Noninterest Expenses
     Compensation                                                   689.1              582.6                18
     Employee Benefits                                              109.3               98.5                11
     Occupancy Expense                                               87.3               74.3                18
     Equipment Expense                                               73.1               63.6                15
     Other Operating Expenses                                       392.7              306.0                28
                                                               ----------         ----------        ----------
Total Noninterest Expenses                                        1,351.5            1,125.0                20

Provision for Credit Losses                                          24.0               12.5                92
Taxable Equivalent Adjustment                                        53.3               38.6                38
                                                               ----------         ----------        ----------
Income before Income Taxes                                          730.1              616.5                18
Provision for Income Taxes                                          245.0              211.5                16
                                                               ----------         ----------        ----------
NET INCOME                                                     $    485.1         $    405.0                20%
                                                               ==========         ==========        ==========
Net Income Per Common Share
     Basic                                                     $     2.17         $     1.81                20%
     Diluted                                                         2.08               1.74                20

Return on Average Common Equity                                     22.09%             20.67%
Average Common Equity                                          $  2,169.7         $  1,935.7                12%
Return on Average Assets                                             1.43%              1.34%

Common Dividends Declared per Share                            $     0.56         $    0.495                13%
Preferred Dividends (millions)                                        5.7                4.8                19

Average Common Shares Outstanding (000s)
     Basic                                                        220,961            221,673
     Diluted                                                      230,613            229,874
Common Shares Outstanding (EOP)                                   222,232            222,162

                          NORTHERN TRUST CORPORATION                      Page 3
               (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)
-----------------------------

                                                                             DECEMBER 31
                                                           -----------------------------------------------
                                                               2000             1999          % Change (*)
                                                           -----------------------------------------------
Assets
------
   Money Market Assets                                     $   5,864.9       $   3,439.2                71%
   Securities
       U.S. Government                                           229.6             247.1                (7)
       Federal Agency and Other                                6,575.2           5,494.3                20
       Municipal                                                 451.4             491.3                (8)
       Trading Account                                            13.4              11.0                22
                                                           -----------       -----------       -----------
   Total Securities                                            7,269.6           6,243.7                16
   Loans and Leases                                           18,144.6          15,374.5                18
                                                           -----------       -----------       -----------
   Total Earning Assets                                       31,279.1          25,057.4                25
   Reserve for Credit Losses                                    (162.9)           (150.9)                8
   Cash and Due from Banks                                     2,287.8           1,977.9                16
   Trust Security Settlement Receivables                         615.2             323.1                90
   Buildings and Equipment                                       448.1             380.4                18
   Other Nonearning Assets                                     1,555.5           1,120.3                39
                                                           -----------       -----------       -----------
   Total Assets                                            $  36,022.8       $  28,708.2                25%
                                                           ===========       ===========       ===========

Liabilities and Stockholders' Equity
------------------------------------
   Interest-Bearing Deposits
       Savings                                             $   7,852.9       $   7,638.3                 3%
       Other Time                                                427.3             913.0               (53)
       Foreign Office Time                                     9,172.5           7,874.9                16
                                                           -----------       -----------       -----------
   Total Interest-Bearing Deposits                            17,452.7          16,426.2                 6
   Borrowed Funds                                              7,964.0           2,668.4               198
   Senior Notes and Long-Term Debt                             1,405.7           1,426.9                (1)
                                                           -----------       -----------       -----------
   Total Interest-Related Funds                               26,822.4          20,521.5                31
   Demand & Other Noninterest-Bearing Deposits                 5,375.2           4,944.8                 9
   Other Liabilities                                           1,362.5           1,067.2                28
                                                           -----------       -----------       -----------
   Total Liabilities                                          33,560.1          26,533.5                26
   Common Equity                                               2,342.7           2,054.7                14
   Preferred Equity                                              120.0             120.0                 -
                                                           -----------       -----------       -----------
   Total Liabilities and Stockholders' Equity              $  36,022.8       $  28,708.2                25%
                                                           ===========       ===========       ===========

                          NORTHERN TRUST CORPORATION                      Page 4
               (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)
-------------------------------------

                                                                           FOURTH QUARTER
                                                           -----------------------------------------------
                                                               2000             1999          % Change (*)
                                                           -----------------------------------------------
Assets
------
   Money Market Assets                                     $   5,426.7       $   5,656.0                (4)%
   Securities
       U.S. Government                                           231.8             251.7                (8)
       Federal Agency and Other                                8,995.1           6,537.5                38
       Municipal                                                 461.8             486.3                (5)
       Trading Account                                            12.3              13.3                (7)
                                                           -----------       -----------       -----------
   Total Securities                                            9,701.0           7,288.8                33
   Loans and Leases                                           17,404.0          15,207.0                14
                                                           -----------       -----------       -----------
   Total Earning Assets                                       32,531.7          28,151.8                16
   Reserve for Credit Losses                                    (160.4)           (147.9)                8
   Nonearning Assets                                           3,711.5           3,076.0                21
                                                           -----------       -----------       -----------
   Total Assets                                            $  36,082.8       $  31,079.9                16%
                                                           ===========       ===========       ===========

Liabilities and Stockholders' Equity
------------------------------------
   Interest-Bearing Deposits
       Savings                                             $   7,618.0       $   7,375.1                 3%
       Other Time                                                732.3             757.5                (3)
       Foreign Office Time                                     8,728.3           7,655.0                14
                                                           -----------       -----------       -----------
   Total Interest-Bearing Deposits                            17,078.6          15,787.6                 8
   Borrowed Funds                                              9,192.9           6,499.9                41
   Senior Notes and Long-Term Debt                             1,405.8           1,363.1                 3
                                                           -----------       -----------       -----------
   Total Interest-Related Funds                               27,677.3          23,650.6                17
   Demand & Other Noninterest-Bearing Deposits                 4,779.8           4,383.2                 9
   Other Liabilities                                           1,239.0             908.1                36
                                                           -----------       -----------       -----------
   Total Liabilities                                          33,696.1          28,941.9                16
   Common Equity                                               2,266.7           2,018.0                12
   Preferred Equity                                              120.0             120.0                 -
                                                           -----------       -----------       -----------
   Total Liabilities and Stockholders' Equity              $  36,082.8       $  31,079.9                16%
                                                           ===========       ===========       ===========

                          NORTHERN TRUST CORPORATION                      Page 5
               (Supplemental Consolidated Financial Information)

Quarterly Trend Data ($ In Millions)                                        2000                            1999
------------------------------------                                      Quarters                         Quarters
                                                     ---------------------------------------------------------------
                                                      Fourth         Third        Second       First        Fourth
                                                     ---------------------------------------------------------------
Net Income Summary
------------------
   Trust Fees                                        $    304.9   $    304.7    $    305.6   $    286.0   $    271.1
   Other Noninterest Income                                84.9         87.2          87.3         76.4         69.3
   Net Interest Income (Taxable Equivalent)               159.9        157.1         154.1        150.8        148.2
                                                     ----------   ----------    ----------   ----------   ----------
     Total Revenue (Taxable Equivalent)                   549.7        549.0         547.0        513.2        488.6
   Provision for Credit Losses                              5.0          5.0          10.0          4.0          6.5
   Noninterest Expenses                                   342.3        344.9         338.2        326.1        310.8
                                                     ----------   ----------    ----------   ----------   ----------
     Pretax Income (Taxable Equivalent)                   202.4        199.1         198.8        183.1        171.3
   Taxable Equivalent Adjustment                           14.3         14.3          13.3         11.4          9.9
   Provision for Income Taxes                              62.6         61.5          62.5         58.4         55.4
                                                     ----------   ----------    ----------   ----------   ----------
     Net Income                                      $    125.5   $    123.3    $    123.0   $    113.3   $    106.0
                                                     ==========   ==========    ==========   ==========   ==========

Per Common Share
----------------
   Net Income - Basic                                $     0.56   $     0.55    $     0.55   $     0.51   $     0.47
              - Diluted                              $     0.54         0.53          0.53         0.49         0.46
   Dividend Declared                                      0.155        0.135         0.135        0.135        0.135
   Book Value (EOP)                                       10.54        10.10          9.85         9.59         9.25
   Market Value (EOP)                                     81.56        88.88         65.06        67.56        53.00

Ratios
------
   Return on Average Common Equity                        21.77%       22.12%        22.81%       21.70%       20.57%
   Return on Average Assets                                1.38         1.42          1.44         1.46         1.35
   Net Interest Margin                                     1.96         1.99          2.00         2.16         2.09
   Productivity Ratio (*)                                   161%         159%          162%         157%         157%
   Risk-based Capital Ratios
       Tier 1                                               9.8%         9.4%          9.1%         9.5%         9.9%
       Total (Tier 1 + Tier 2)                             12.9         12.5          12.3         13.0         13.7
       Leverage                                             6.9          6.9           6.8          7.4          7.1

Trust Assets ($ in Billions) - EOP
----------------------------------
   Corporate                                         $  1,515.0   $  1,515.3    $  1,445.9   $  1,437.4   $  1,385.9
   Personal                                               168.8        171.2         165.0        162.1        152.0
                                                     ----------   ----------    ----------   ----------   ----------
     Total Trust Assets                              $  1,683.8   $  1,686.5    $  1,610.9   $  1,599.5   $  1,537.9
                                                     ==========   ==========    ==========   ==========   ==========
   Memo:  Managed Assets                             $    338.0   $    338.3    $    333.0   $    323.1   $    299.1

Asset Quality ($ in Millions) - EOP
-----------------------------------
   Nonaccrual and Restructured Loans                 $     76.3   $     76.8    $     54.4   $     56.5   $     59.3
   Other Real Estate Owned (OREO)                           2.2          2.0           1.0          2.1          1.3
                                                     ----------   ----------    ----------   ----------   ----------
     Total Nonperforming Assets                      $     78.5   $     78.8    $     55.4   $     58.6   $     60.6
                                                     ==========   ==========    ==========   ==========   ==========
     Nonperforming Assets / Loans & OREO                   0.43%        0.44%         0.32%        0.36%        0.39%

   Gross Charge-offs                                 $      0.6   $      6.8    $      5.8   $      0.3   $      0.8
   Gross Recoveries                                         0.5          0.5           0.4          0.1          0.3
                                                     ----------   ----------    ----------   ----------   ----------
     Net Charge-offs                                 $      0.1   $      6.3    $      5.4   $      0.2   $      0.5
                                                     ==========   ==========    ==========   ==========   ==========
   Net Charge-offs (Annualized) to Average Loans          0.002%        0.15%         0.13%        0.01%        0.01%
   Reserve for Credit Losses                         $    162.9   $    158.0    $    159.3   $    154.7   $    150.9
   Reserve to Nonaccrual and Restructured Loans             213%         206%          293%         274%         254%

(*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.